EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:  Debra Nalchajian-Cohen

Cohen Communications

(559) 222-1322

CENTRAL VALLEY COMMUNITY BANCORP

DECLARES 2-FOR-1 STOCK SPLIT

CLOVIS, CALIFORNIA…September 22, 2005…The Board of Directors of Central Valley Community Bancorp (Company) (NASDAQ: CVCY), the parent company of Central Valley Community Bank, authorized at its September 21, 2005 meeting, a 2-for-1 split of the Company’s common stock. The record date for determining shareholders entitled to receive a distribution of the shares distributed as a result of the split is October 5, 2005.  Issuance of the new shares is scheduled for October 31, 2005.

“The Board of Directors elected to reward stockholders for the Company’s record earnings growth over the last year,” stated Daniel J. Doyle, President and Chief Executive Officer of Central Valley Community Bancorp and Central Valley Community Bank.  “We believe that the stock split will encourage greater potential liquidity of our stock and broaden its marketability to investors in the event that the stock split results in a lower per share price.  The price of our stock has almost doubled in the last few years,” continued Doyle.

Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Clovis, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp.  Central Valley Community Bank currently operates nine full-service offices in Clovis, Fresno, Kerman, Madera, Oakhurst, Prather and Sacramento.  A tenth office is currently under construction and is scheduled to open in Downtown Fresno in 2005.  Additionally, the Bank operates Real Estate Lending, SBA Lending and Agribusiness Lending Departments.  Investment services are also provided by Investment Centers of America.  Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel N. Cunningham (Chairman), Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers, William S. Smittcamp, and Joseph B. Weirick.

More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com.

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Forward-looking Statements- Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements contained herein that are not historical facts, such as statements regarding the Company’s current business strategy and the Company’s plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties.  Such risks and uncertainties include, but are not limited to (1) significant increases in competitive pressure in the banking industry; (2) the impact of changes in interest rates, a decline in economic conditions at the international, national or local level on the Company’s results of operations, the Company’s ability to continue its internal growth at historical rates, the Company’s ability to maintain its net interest margin, and the quality of the Company’s earning assets; (3) changes in the regulatory environment; (4) fluctuations in the real estate market; (5) changes in business conditions and inflation; (6) changes in securities markets; and (7) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2004.  Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.